Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2010 FIRST QUARTER RESULTS

First Quarter 2010 Highlights

•                  Diluted EPS of $0.16 ($0.15 adjusted for one-time items) on sales of $263.0 million versus last year’s diluted EPS of $0.24 on sales of $307.3 million.

•                  Gross margin of 25.1%, same as last year, despite 14.4% lower sales.

Summary of Results from Operations

	Quarter Ended March 31,		%
(In millions, except per share data)	2010	2009	Change

Net Sales	$263.0	$307.3	(14.4)%
Net sales change in constant currency			(16.4)%
Operating Income	23.8	39.9	(40)%
Net Income	15.8	23.4	(32)%
Diluted net income per common share	$0.16	$0.24	(33)%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (table C)	$27.3	$39.9	(32)%
As a % of sales	10.4%	13.0%
Adjusted Net Income (table D)	14.5	23.4	(38)%
Adjusted diluted net income per share	$0.15	$0.24	(38)%

STAMFORD, CT. April 26, 2010 — Hexcel Corporation (NYSE: HXL), today reported results for the first quarter of 2010.  Net sales during the quarter were $263.0 million, 14.4% lower than the $307.3 million reported for the first quarter of 2009.  Operating income for the period was $23.8 million, compared to last year’s $39.9 million, the highest in Hexcel’s history.  The 2010 results include $3.5 million ($2.2 million after tax) of additional environmental reserves primarily for the remediation of a manufacturing facility sold in 1986.  Net income for the first quarter of 2010 was $15.8 million, or $0.16 per diluted share, compared to $23.4 million or $0.24 per diluted share in 2009.  Excluding the after tax impact of the environmental charge and the benefits of $3.5 million of U.S. New Clean Energy Manufacturing Tax Credits, adjusted net income for the first quarter of 2010 was $0.15 per diluted share.

Chief Executive Officer Comments

Mr. Berges commented, “We are pleased with the quarter’s profitability given the decline in sales volume and encouraged by the increasing signs of recovery in our largest market, commercial aerospace.  Commercial aerospace sales were down only 3% from last year in constant currency, and were higher than each of the last three quarters as the impact of the inventory destocking appears to be behind us and new program sales are picking up.  As expected, regional and business aircraft sales were down sharply from a strong first quarter last year, but our total sales to Airbus and Boeing and their subcontractors were higher than any quarter in 2009.  A partial shutdown and significant inventory correction during the first quarter by our largest wind energy customer resulted in the lowest wind energy sales since 2004.”

Mr. Berges continued, “Last year’s first quarter benefited from good volume and external factors such as favorable exchange rates and energy related costs.  Improved gross margins in 2010 are a result of a favorable product mix on top of the efficiency improvement and cost reduction efforts initiated in 2009.  While we expect a step-up in depreciation of approximately $2 million per quarter to begin in the second quarter and a return to more typical product mix, we will strive to continue year over year margin gains as growth returns.”

As for the future, Mr. Berges said, “Our previous 2010 planning assumption was flat to slightly declining sales due to uncertainty in our wind energy and regional and business aircraft sub-markets as well as concerns about aircraft build rate reductions for large commercial aircraft.  While we still do not anticipate a near-term return to historic levels of growth in wind energy and regional and business aircraft, we are now more optimistic about large commercial aircraft prospects which accounted for over 45% of this quarter’s sales.  The apparent end of inventory corrections, recent announcements of modest increases in large aircraft build rates and good progress on new composite-rich programs leads us to believe we will return to year over year quarterly growth in total sales.”

Markets

Commercial Aerospace

•                  Commercial aerospace sales of $152.0 million declined just 1.2% (3.1% in constant currency) for the quarter as compared to the first quarter of 2009.  Airbus and Boeing related sales were up over 10% led by Boeing due to the B787 and last year’s strike-effected first quarter.  As important, total Airbus and Boeing related sales were over 15% above the average of the final three quarters of 2009. Revenues attributed to new aircraft programs (A380, A350, B787, B747-8) represented more than 15% of commercial aerospace sales and are expected to remain a key component of our growth.

•                  As expected, sales to regional and business aircraft customers were consistent with the last three quarters, down nearly 40% from a year ago as the decline in this sub-market began in the second quarter of last year.

Space & Defense

•                  Space & Defense sales of $72.5 million for the quarter were down 6.2% (7.4% in constant currency) compared to the first quarter of 2009, the strongest of the year.  We began seeing lower F22 sales in the fourth quarter of 2009 due to the impending program end.  While European helicopter and military aircraft sales were up sequentially, they were down versus last year.

Industrial

•                  Total Industrial sales of $38.5 million for the first quarter of 2010 were down 52% in constant currency from last year.  This decrease was due primarily to significant inventory correction actions by our largest wind energy customer including multi-week production shutdowns at key locations resulting in an approximate 70% drop in constant currency sales from the first quarter 2009. While we expect an eventual return to growth, wind turbine backlogs make us cautious about the near term for this sub-market.

•                  Industrial sales excluding wind energy were over 20% lower in constant currency for the quarter compared to first quarter 2009, but were higher than both of the prior two quarters.  The majority of the decline was due to USEC’s American Centrifuge Project, which has been on hold since the third quarter of 2009.

Operations

•                  Gross margin was 25.1% of sales for the quarter, the same as the first quarter of 2009, despite much lower sales and minor headwinds from exchange rates (about 40 basis points).  Favorable product mix as well as gains from cost reductions and efficiency improvement initiatives helped the quarter.  Gross margin improved 400 basis points over the fourth quarter of 2009, of which foreign exchange rates contributed about 75 basis points.

•                  Selling, general and administrative expenses in the quarter were $31.4 million versus $29.3 million in 2009, reflecting higher stock compensation expense and unfavorable exchange rates.

Tax

•                  The tax provision was $1.5 million for the first quarter of 2010, and included a $3.5 million benefit from our recent award of New Clean Energy Manufacturing Tax Credits as part of the American Recovery and Reinvestment Act for qualifying expenditures made in our Colorado wind energy facility in 2009.  Excluding these tax credits, our 2010 effective tax rate was 29.1% as compared to the first quarter 2009 effective tax rate of 32.5%.

Cash and Other

•                  Total debt, net of cash as of March 31, 2010 was $297.3 million, an increase of $15.1 million during the quarter but $74.3 million lower than March 31, 2009.  The usage in the quarter is driven by a $16 million increase in accounts receivable due to seasonally higher sales in March as compared to December and the payment made this quarter for the previously disclosed $7.5 million licensing agreement.

•                  At March 31, 2010, we had no amounts outstanding on our $125 million revolver facility.  After considering the $3.1 million of outstanding letters of credit, we had $121.9 million of available borrowings under the revolver facility.

•                  The first quarter of 2010 included a pre-tax charge of $3.5 million for additional environmental reserves (recorded in other operating expense) primarily to remediate our former Lodi, New Jersey manufacturing facility sold in 1986.   We are now implementing recently developed technologies which should enable us to substantially complete the remediation in the next year.  In prior years, we recorded the reserves at the lower end of a disclosed range of possible outcomes.  The additional reserves this quarter bring our total estimated costs to complete the remediation to our best estimate, which is within the previously disclosed range.

•                  We remain committed to positive free cash flow for the year (see Table C.)  The free cash flow for the first quarter was a use of $9.7 million as compared to a use of $25 million for the first quarter of 2009.  We continue to closely match our capital spending plans with our long term growth assumptions especially for the ultimate ramp-up of new composite-intensive commercial aircraft programs.  We reaffirm that accrual based capital expenditures for 2010 will be less than $75 million.

*****

Hexcel will host a conference call at 11:00 A.M. ET, tomorrow, April 27, 2010 to discuss the first quarter results and respond to questions.  The telephone number for the conference call is (719) 325-4864 and the confirmation code is 4597317.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications); our ability to maintain and improve margins in light of the current economic environment; demand for our products in these markets are driven by both the success of particular applications as well as the general overall economy; and the impact of the above factors on our expectations of 2010 financial results.  The loss of, or significant reduction in purchases by, Boeing, EADS and Vestas or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to achieve planned manufacturing improvements, conditions in the financial markets, product mix, cost reductions and changes in environmental regulations, legal matters, interest expense and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarter Ended March 31,
(In millions, except per share data)	2010	2009
Net sales	$263.0	$307.3
Cost of sales	196.9	230.3
Gross margin	66.1	77.0
% Gross margin	25.1%	25.1%

Selling, general and administrative expenses	31.4	29.3
Research and technology expenses	7.4	7.8
Other operating expense (a)	3.5	—
Operating income	23.8	39.9
Interest expense, net	6.6	5.4
Income before income taxes and equity in earnings from affiliated companies	17.2	34.5
Provision for income taxes (b)	1.5	11.2
Income before equity in earnings from affiliated companies	15.7	23.3
Equity in earnings from affiliated companies	0.1	0.1
Net income	$15.8	$23.4

Basic net income per common share:	$0.16	$0.24

Diluted net income per common share:	$0.16	$0.24

Weighted-average common shares:
Basic	97.3	96.8
Diluted	99.0	97.2

(a)          Other operating expense for the quarter ended March 31, 2010 is for an increase in environmental reserves primarily for remediation of a manufacturing facility sold in 1986.

(b)         Provision for income taxes for the quarter ended March 31, 2010 includes $3.5 million of New Clean Energy Manufacturing Tax Credits awarded in January 2010 for qualifying capital investments made in our U.S. wind energy facility in 2009.

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$65.7	$110.1
Accounts receivable, net	168.6	158.4
Inventories, net	167.0	157.2
Prepaid expenses and other current assets	36.0	35.4
Total current assets	437.3	461.1

Property, plant and equipment	1,028.3	1.045.1
Less accumulated depreciation	(441.7)	(443.0)
Net property, plant and equipment	586.6	602.1
Goodwill and other intangible assets, net	56.1	56.7
Investments in affiliated companies	17.8	17.7
Deferred tax assets	86.1	85.6
Other assets	22.2	23.4
Total assets	$1,206.1	$1,246.6

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of capital lease obligations	$4.4	$33.5
Accounts payable	78.6	74.3
Accrued liabilities	81.6	93.9
Total current liabilities	164.6	201.7

Long-term notes payable and capital lease obligations	358.6	358.8
Other non-current liabilities	106.0	110.5
Total liabilities	629.2	671.0

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 99.2 shares issued at March 31, 2010 and 98.6 shares issued at December 31, 2009	1.0	1.0
Additional paid-in capital	542.3	535.3
Retained earnings	86.8	71.0
Accumulated other comprehensive loss	(25.8)	(7.0)
	604.3	600.3
Less — Treasury stock, at cost, 2.2 shares and 2.0 shares at March 31, 2010 and December 31, 2009, respectively	(27.4)	(24.7)
Total stockholders’ equity	576.9	575.6
Total liabilities and stockholders’ equity	$1,206.1	$1,246.6

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year to Date Ended March 31,
(In millions)	2010	2009

Cash flows from operating activities
Net income	$15.8	$23.4

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	12.0	10.9
Amortization of debt discount and deferred financing costs	1.5	0.5
Deferred income taxes	(0.6)	6.8
Equity in earnings from affiliated companies	(0.1)	(0.1)
Share-based compensation	5.7	4.7
Excess tax benefits on share-based compensation	(0.4)	0.6

Changes in assets and liabilities:
Increase in accounts receivable	(15.7)	(35.5)
(Increase) decrease in inventories	(13.6)	4.6
(Increase) decrease in prepaid expenses and other current assets	(1.2)	2.0
Increase (decrease) in accounts payable/accrued liabilities	1.5	(7.0)
Other – net	(2.0)	2.7
Net cash provided by operating activities (a) (1)	2.9	13.6

Cash flows from investing activities
Capital expenditures and deposits for capital purchases (b)	(12.6)	(38.6)
Net cash used for investing activities (1)	(12.6)	(38.6)

Cash flows from financing activities
Borrowings from credit line	0.8	4.2
Repayment of senior secured credit facility – term B loan	(30.0)	—
Repayments of capital lease obligations and other debt, net	(0.1)	(0.1)
Activity under stock plans	(0.8)	(0.7)
Net cash (used in) provided by financing activities	(30.1)	3.4

Effect of exchange rate changes on cash and cash equivalents	(4.6)	(2.3)
Net decrease in cash and cash equivalents	(44.4)	(23.9)
Cash and cash equivalents at beginning of period	110.1	50.9
Cash and cash equivalents at end of period	$65.7	$27.0

Supplemental Data:
Free cash flow (a)+(b)	$(9.7)	$(25.0)
Accrual basis additions to property, plant and equipment	$6.9	$28.1

(1)          2009 cash provided by operating activities increased by $10.5 million from the amount reported in 2009, while cash used for investing activities increased by the same amount.

Hexcel Corporation and Subsidiaries

Net Sales to Third-Party Customers by Market Segment

Quarters Ended March 31, 2010 and 2009	(Unaudited)	Table A

(In millions)	As Reported			Constant Currency (a)
Market Segment	2010	2009	B/(W) %	FX Effect (b)	2009	B/(W) %
Commercial Aerospace	$152.0	$153.8	(1.2)	$3.1	$156.9	(3.1)
Space & Defense	72.5	77.3	(6.2)	1.0	78.3	(7.4)
Industrial	38.5	76.2	(49.5)	3.2	79.4	(51.5)
Consolidated Total	$263.0	$307.3	(14.4)	$7.3	$314.6	(16.4)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	57.8	50.0			49.9
Space & Defense	27.6	25.2			24.9
Industrial	14.6	24.8			25.2
Consolidated Total	100.0	100.0			100.0

(a)          To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter ended March 31, 2009 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2010 and are referred to as “constant currency” sales.

(b)         FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	(Unaudited)	Table B

(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)(b)	Total
First Quarter 2010
Net sales to external customers	$200.4	$62.6	$—	$263.0
Intersegment sales	8.9	—	(8.9)	—
Total sales	209.3	62.6	(8.9)	263.0

Operating income (loss)	30.6	11.4	(18.2)	23.8
% Operating margin	14.6%	18.2%		9.0%

Depreciation and amortization	10.9	1.0	0.1	12.0
Stock-based compensation expense	1.6	0.3	3.8	5.7
Accrual based additions to capital expenditures	6.8	0.1	—	6.9

First Quarter 2009
Net sales to external customers	$244.4	$62.9	$—	$307.3
Intersegment sales	9.1	—	(9.1)	—
Total sales	253.5	62.9	(9.1)	307.3

Operating income (loss)	45.0	8.8	(13.9)	39.9
% Operating margin	17.8%	14.0%		13.0%

Depreciation and amortization	9.8	1.0	0.1	10.9
Stock-based compensation expense	1.3	0.3	3.1	4.7
Accrual based additions to capital expenditures	27.4	0.2	0.5	28.1

(a)          We do not allocate corporate expenses to the operating segments.

(b)         First quarter 2010 includes a $3.5 million charge to the environmental reserves primarily for remediation at a manufacturing facility sold in 1986.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income	Table C

	Unaudited
	Quarter Ended March 31,
(In millions)	2010	2009
GAAP operating income	$23.8	$39.9
- Other operating expense (a)	3.5	—
Non-GAAP Operating Income	$27.3	$39.9
% of Net Sales	10.4%	13.0%
- Stock Compensation Expense	$5.7	$4.7
- Depreciation and amortization	12.0	10.9
Non-GAAP EBITDA	$45.0	$55.5

Management believes that adjusted operating income, adjusted EBITDA, adjusted net income and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results.  Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Net Income	Table D

	Unaudited
	Quarter Ended March 31,
	2010		2009
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$15.8	$0.16	$23.4	$0.24
- Other operating expense (net of tax) (a)	2.2	0.02	—	—
- Tax credits for capital investments in wind energy facility (b)	(3.5)	(0.04)	—	—
Non-GAAP net income	$14.5	$0.15	$23.4	$0.24

(a)          Other operating expense is the increase in environmental reserves primarily for remediation of a manufacturing facility sold in 1986.

(b)         New Clean Energy Manufacturing Tax Credits awarded this quarter for qualifying capital investments made in our U.S. wind energy facility in 2009.

Hexcel Corporation and Subsidiaries
Schedule of Net Income Per Common Share	Table E

	Unaudited
	Quarter Ended March 31,
(In millions, except per share data)	2010	2009

Basic net income per common share:
Net income	$15.8	$23.4
Weighted average common shares outstanding	97.3	96.8
Basic net income per common share	$0.16	$0.24

Diluted net income per common share:
Net income	$15.8	$23.4
Weighted average common shares outstanding — Basic	97.3	96.8
Plus incremental shares from assumed conversions:
Restricted stock units	0.7	0.1
Stock Options	1.0	0.3
Weighted average common shares outstanding—Dilutive	99.0	97.2
Diluted net income per common share	$0.16	$0.24

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash	Table F

	Unaudited
	March 31,	December 31,	March 31,
(In millions)	2010	2009	2009
Notes payable and current maturities of capital lease obligations	$4.4	$33.5	$6.6
Long-term notes payable and capital lease obligations	358.6	358.8	392.0
Total Debt	363.0	392.3	398.6
Less: Cash and cash equivalents	(65.7)	(110.1)	(27.0)
Total debt, net of cash	$297.3	$282.2	$371.6